Exhibit Filing Fees

Calculation of Filing Fee Table

Form S-8

(Form Type)

Sportsman’s Warehouse Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Inducement Plan Common Stock, par value $0.01 per share	Other	1,000,000(3)	$4.90	$4,900,000	0.0001476	$723.24
Total Offering Amounts					$4,900,000		$723.24
Total Fee Offsets							$—
Net Fee Due							$723.24

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Sportsman’s Warehouse Holdings, Inc. (the “Registrant”) that become issuable under the Registrant’s Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on October 23, 2023, as reported on the Nasdaq Global Select Market.

(3) Represents shares of Common Stock reserved for future grant under the Inducement Plan as inducement grants under Nasdaq Listing Rule 5635(c)(4).